UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 10, 2010

MEDICINOVA, INC.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	001-33185	33-0927979
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 LA JOLLA VILLAGE DRIVE, SUITE 950, SAN DIEGO, CA	92122
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 373-1500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 10, 2010, MediciNova, Inc. (“MediciNova”) entered into a loan and security agreement (the “Loan and Security Agreement”) with Oxford Finance Corporation (together with its successors and assigns, the “Lenders”) under which MediciNova borrowed $15.0 million. The financing will be used to satisfy working capital needs, including the continued clinical development of MN-221.

MediciNova’s obligations under the Loan and Security Agreement are secured by a first priority security interest in substantially all of its assets, other than its intellectual property. MediciNova also has agreed not to pledge or otherwise encumber its intellectual property assets. MediciNova’s obligations under the Loan and Security Agreement are guaranteed on a senior secured basis by its wholly owned subsidiary, Avigen, Inc.

MediciNova is required to pay interest on borrowings on a monthly basis through and including February 1, 2011. Beginning March 1, 2011 through maturity of the loan on August 1, 2013, MediciNova will be required to make payments of outstanding principal and interest in 30 equal monthly installments. The interest rate on the loan is 12.87 percent.

MediciNova has paid the Lenders a facility fee of $150,000. MediciNova also will pay the Lenders a deferred interest payment equal to $450,000, payable on June 30, 2011, provided that a pro rata portion of such deferred interest payment shall be paid upon any prepayment of the loan. In addition, if MediciNova repays all or a portion of the loan prior to maturity, it will pay the Lenders a prepayment penalty of three percent of the total amount prepaid if the prepayment occurs prior to May 10, 2011, two percent of the total amount prepaid if the prepayment occurs between May 11, 2011 and May 10, 2012 and one percent of the total amount prepaid if the prepayment occurs on or after May 10, 2012.

The Loan and Security Agreement includes affirmative and restrictive covenants, including: (a) that on or before March 31, 2011 MediciNova shall have either (i) entered into a collaboration, joint venture or partnership with a non-affiliate providing for up-front cash proceeds to MediciNova (with such proceeds received on or before March 31, 2011) of not less than $15.0 million from either or a combination of an upfront payment(s) or proceeds from the sale or conversion of securities issued by MediciNova in connection therewith or (ii) received positive Phase IIB data on MN-221, as defined in a completed partnership or joint venture agreement relating to MN-221, or had a positive end-of-phase II meeting with the Food and Drug Administration and obtained the approval of the board of directors to proceed to Phase III with MN-221; (b) periodic financial reporting requirements; (c) limitations on the incurrence of additional indebtedness; (d) limitations on liens; (e) limitations on certain merger and licensing transactions; (f) limitations on dispositions of certain assets; (g) limitations on fundamental corporate changes; (h) limitations on investments; and (i) limitations on payments and distributions. Upon the occurrence of an event of default, including payment defaults, breaches of covenants, changes of control and a material adverse change in MediciNova’s business, operations or condition (financial or otherwise) or prospects, the interest rate will be increased by five percentage points and all outstanding obligations will become immediately due and payable.

In connection with the Loan and Security Agreement, MediciNova issued to Oxford Finance Corporation a warrant to purchase 198,020 shares of MediciNova common stock, which represents approximately 1.2% of MediciNova’s outstanding shares of common stock, calculated on a fully diluted basis. This warrant is exercisable, in whole or in part, immediately, has a per share exercise price of $6.06 and may be exercised on a cashless basis. The warrant will terminate on the earlier of May 10, 2017 and the closing of a merger or consolidation transaction in which MediciNova is not the surviving entity.

The descriptions of the Loan and Security Agreement and warrant contained herein do not purport to be complete and are qualified in their entirety by reference to the Loan and Security Agreement and warrant, attached hereto as Exhibits 10.1 and 4.1, respectively, and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the Loan and Security Agreement is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On May 11, 2010, MediciNova issued a press release (the “Press Release”) announcing that it has entered into the Loan and Security Agreement. A copy of the Press Release is attached hereto as Exhibit 99.1.

The information in this Current Report on Form 8-K being provided under this Item 7.01, including Exhibit 99.1 furnished herewith, is being furnished and shall not be deemed “filed” for any purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such Section. The information in this current report on Form 8-K shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Warrant dated May 10, 2010 issued to Oxford Finance Corporation.

10.1	Loan and Security Agreement dated May 10, 2010 by and among Registrant, Avigen, Inc. and Oxford Finance Corporation.

99.1	Press release dated May 11, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, MediciNova has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINOVA, INC.

Date: May 14, 2010	By:	/s/ Shintaro Asako
	Name:	Shintaro Asako
	Title:	Chief Financial Officer

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